Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 23, 2026 relating to the financial statements of The Wendy’s Company and the effectiveness of The Wendy’s Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Wendy’s Company for the year ended December 28, 2025.

/s/ Deloitte & Touche LLP

Columbus, Ohio

May 22, 2026